Exhibit 10.10

LOAN AND SECURITY AGREEMENT

by and among

Bidz.com, Inc.,
a Delaware corporation

and

Bidz.com, Inc.,
a California corporation

collectively as
Borrower

and

LASALLE RETAIL FINANCE,

A DIVISION OF LASALLE BUSINESS CREDIT, LLC,

AS AGENT FOR

LASALLE BANK MIDWEST NATIONAL ASSOCIATION

as Lender

Dated as of July 12, 2006

1.	DEFINITIONS AND CONSTRUCTION		1
	1.1	Definitions	1
	1.2	Accounting Terms	24
	1.3	Code	25
	1.4	Construction	25
	1.5	Schedules and Exhibits	25
2.	LOAN AND TERMS OF PAYMENT.		25
	2.1	Revolver Advances.	25
	2.2	Increase of Maximum Revolver Amount.	26
	2.3	Borrowing Procedures.	26
	2.4	Payments.	27
	2.5	Overadvances	28
	2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.	28
	2.7	Cash Management.	30
	2.8	Sweep; Crediting Payments; Float Charge.	32
	2.9	Designated Account	32
	2.10	Maintenance of Loan Account; Statements of Obligations	33
	2.11	Fees	33
	2.12	Letters of Credit.	33
	2.13	LIBOR Option.	35
	2.14	Capital Requirements	37
	2.15	Securitization	38
3.	CONDITIONS; TERM OF AGREEMENT.		39
	3.1	Conditions Precedent to the Initial Extension of Credit	39
	3.2	Conditions Subsequent to the Initial Extension of Credit	41
	3.3	Conditions Precedent to all Extensions of Credit	41
	3.4	Term	42
	3.5	Effect of Termination	42
	3.6	Early Termination by Borrower	42
4.	CREATION OF SECURITY INTEREST.		43
	4.1	Grant of Security Interest	43
	4.2	Control of Collateral	43
	4.3	Negotiable Collateral	44
	4.4	Collection of Accounts, General Intangibles, and Negotiable Collateral	44
	4.5	Delivery of Additional Documentation Required	44
	4.6	Power of Attorney	45
	4.7	Control Agreements	45
	4.8	Right to Inspect; Inventories, Appraisals and Audits	45
5.	REPRESENTATIONS AND WARRANTIES.		46
	5.1	No Encumbrances	46
	5.2	Eligible Accounts	46
	5.3	Inventory; Eligible Inventory	46

-ii-

	5.4	Equipment	47
	5.5	Location of Inventory and Equipment	47
	5.6	Inventory Records	47
	5.7	Legal Status	47
	5.8	Due Organization and Qualification; Subsidiaries.	47
	5.9	Due Authorization; No Conflict.	48
	5.10	Litigation.	49
	5.11	No Material Adverse Change	49
	5.12	Fraudulent Transfer.	49
	5.13	Employee Benefits	49
	5.14	Environmental Condition	50
	5.15	Brokerage Fees	50
	5.16	Intellectual Property	50
	5.17	Leases	51
	5.18	DDAs	51
	5.19	Credit Card/Payment Processing	51
	5.20	Indebtedness	51
	5.21	Payment of Taxes	51
	5.22	Complete Disclosure	51
	5.23	AML Laws and Regulations.	52
6.	AFFIRMATIVE COVENANTS.		52
	6.1	Accounting System	52
	6.2	Collateral Reporting	52
	6.3	Financial Statements, Reports, Certificates	52
	6.4	AML Laws and Regulations.	55
	6.5	Return	55
	6.6	Maintenance of Properties	55
	6.7	Taxes	55
	6.8	Insurance.	55
	6.9	Location of Inventory and Equipment	56
	6.10	Compliance with Laws	56
	6.11	Leases	57
	6.12	Brokerage Commissions	57
	6.13	Existence	57
	6.14	Environmental	57
	6.15	Investment Proceeds, Etc	57
	6.16	Foreign Assets Control Regulations, Etc	58
	6.17	Disclosure Updates	58
7.	NEGATIVE COVENANTS.		58
	7.1	Indebtedness	58
	7.2	Liens	59
	7.3	Restrictions on Fundamental Changes.	59
	7.4	Disposal of Assets	59
	7.5	Change of Name or Address	59
	7.6	Guarantee	59

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	7.7	Nature of Business	60
	7.8	Prepayments and Amendments.	60
	7.9	Change of Control	60
	7.10	Consignments	60
	7.11	Restricted Payments	60
	7.12	Accounting Methods	60
	7.13	Investments	60
	7.14	Transactions with Affiliates	61
	7.15	Location Openings	61
	7.16	Suspension.	61
	7.17	Compensation	61
	7.18	Use of Proceeds	61
	7.19	Inventory and Equipment with Bailees	61
	7.20	Securities Accounts	61
	7.21	Financial Covenants	62
	7.22	Authentic Inventory	62
8.	EVENTS OF DEFAULT.		62
	8.1	Payment	62
	8.2	Failure to Perform	62
	8.3	Seizure of Assets	62
	8.4	Insolvency by Borrower	62
	8.5	Insolvency Against Borrower	62
	8.6	Restraint of Business	63
	8.7	Liens	63
	8.8	Judgments	63
	8.9	Default of Material Agreement	63
	8.10	Loss of Business	63
	8.11	Payment of Subdebt	63
	8.12	Misrepresentation	63
	8.13	Rescission	64
	8.14	Failure of Lien	64
	8.15	Nullification of Loan Documents	64
	8.16	Material Adverse Change	64
9.	THE LENDER’S RIGHTS AND REMEDIES.		64
	9.1	Rights and Remedies	64
	9.2	Remedies Cumulative	67
10.	TAXES AND EXPENSES.		67
11.	WAIVERS; INDEMNIFICATION.		67
	11.1	Demand; Protest; Special Damages; etc	67
	11.2	The Lender’s Liability for Collateral	67
	11.3	Indemnification	67
12.	NOTICES.		68

-iv-

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.		70
14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		70
	14.1	Assignments and Participations.	70
	14.2	Successors	71
15.	AMENDMENTS; WAIVERS.		72
	15.1	Amendments and Waivers	72
	15.2	No Waivers; Cumulative Remedies	72
16.	GENERAL PROVISIONS.		72
	16.1	Effectiveness	72
	16.2	Section Headings	72
	16.3	Interpretation	72
	16.4	Severability of Provisions	72
	16.5	Amendments in Writing	73
	16.6	Counterparts; Telefacsimile Execution	73
	16.7	Revival and Reinstatement of Obligations	74
	16.8	USA Patriot Act	74
	16.9	Pledges To Federal Reserve Banks	74
	16.10	Confidentiality	74
	16.11	Right to Publish Notice	74
	16.12	Credit Inquiries	75
	16.13	Joint Preparation	75
	16.14	Right Of Set-Off	75
	16.15	Integration	75

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EXHIBITS AND SCHEDULES

Exhibit A                                Form of Borrowing Base Certificate

Exhibit B                                Form of Compliance Certificate

Exhibit C                                Business Plan

Exhibit D                                Form of LIBOR Notice

Schedule D-1                        Designated Account

Schedule E-1                         Eligible Inventory Locations

Schedule P-1                         Permitted Liens

Schedule R-1                         Real Property Collateral

Schedule 2.7                          Cash Management Accounts and Procedures

Schedule 5.5                          Locations of Inventory and Equipment

Schedule 5.8(b)                     Capitalization of Borrower

Schedule 5.8(c)                     Subsidiaries

Schedule 5.10(a)                   Litigation

Schedule 5.10(c)                   Commercial Tort Claims

Schedule 5.14                        Environmental Matters

Schedule 5.16                        Intellectual Property

Schedule 5.18                        Demand Deposit Accounts

Schedule 5.19                        Credit Card /Payment Processors

Schedule 5.20                        Indebtedness

Schedule 6.2                          Collateral Reporting

Schedule 7.21                        Covenants

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of July [    ], 2006, by and among, on the one hand, LASALLE RETAIL FINANCE, A DIVISION OF LASALLE BUSINESS CREDIT, LLC as agent for LASALLE BANK MIDWEST NATIONAL ASSOCIATION, together with its  respective successors and assigns (“Lender”), and, on the other hand, Bidz.com, Inc., a Delaware corporation (“Bidz DE”) and Bidz.com, Inc., a California corporation (“Bidz CA” and, together with Bidz DE, collectively, “Borrower”).

The parties agree as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1           Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account, Chattel Paper, or a General Intangible.

“Accounts” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as such term is defined from time to time in the Code), and any and all supporting obligations in respect thereof.

“Additional Documents” has the meaning set forth in Section 4.5.

“Advances” has the meaning set forth in Section 2.1(a).

“Advance Rates” means the percentages used to calculate Availability in accordance with Section 2.1(a).

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 7.14 hereof: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

“Agreement” has the meaning set forth in the preamble hereto.

“AML Laws and Regulations” means any federal or state laws or regulations relating to anti-money laundering programs which are applicable to Borrower or any of Borrower’s businesses, including, without limitation, Department of the Treasury Financial Crimes Enforcement Network and the special provisions stipulated under USA Patriot Act of 2001 that address requirements for anti-money laundering programs for deals in precious metals, stones, or jewels, including under 31 C.F.R. Part 103.

“Applicable Margin” means the percentages per annum set forth in the following table for Base Rate Loans and LIBOR Rate Loans based upon Net Excess Availability:

Level	Net Excess Availability	Base Rate Margin	LIBOR Rate Margin

I	Greater than $3,500,000	0.00%	1.50%
II	Greater than $2,000,000 and less than or equal to $3,500,000	0.25%	1.75%
III	Less than or equal to $2,000,000	0.50%	2.00%

Any increase or decrease in the Applicable Margin resulting from a change in Net Excess Availability shall become effective as of the first Business Day of the calendar quarter for which a Borrowing Base Certificate is delivered pursuant to Section 6.3(a)(v) (setting forth the average Net Excess Availability for then immediately preceding calendar quarter); provided, however, that if a Borrowing Base Certificate is not delivered within one (1) Business Days after the time periods specified in such Section, then Pricing Level III shall apply as of such Business Day and thereafter, subject to prospective adjustment upon actual receipt of such Borrowing Base Certificate.  The Applicable Margin in effect from the Closing Date through September 30, 2006 shall be Pricing Level II.

 “Applicable Prepayment Premium” has the meaning set forth in the Fee Letter.

“Assignee” has the meaning set forth in Section 14.1.

“Assignment of Services Contracts” means an agreement, in form and substance acceptable to Lender, pursuant to which Borrower shall collaterally assign the Services Contract to Lender and the Service Providers shall agree to continue to provide  the subject services to Borrower and/or Lender in the event of  any Insolvency Proceeding or Liquidation.

“Authentic” means merchandise or inventory that is manufactured, distributed, sold, resold, offered for sale, advertised, and otherwise marketed in compliance with (i) all applicable laws and regulations of the United States and other national or local jurisdictions concerning patents, trademarks, trade dress, design rights, copyrights, trade secrets, and/or other intellectual property rights and proprietary rights of any kind (collectively, “IP Rights”) and (ii) all licenses, sublicenses, and other agreements required to be obtained from the owners or licensees of any such IP Rights so as not to result in any infringement, dilution, or other violation of such IP Rights.

“Authorized Person” means any officer or other employee of Borrower designated and authorized by Borrower to undertake any tasks assigned to Authorized Person under this Agreement and acceptable to Lender in Lender’s sole discretion.

“Availability” means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount that Borrower is entitled to borrow as Advances under Section 2.1, after giving effect to all then outstanding Obligations and all sublimits and Reserves applicable hereunder.

“Availability Reserves” means such reserves as Lender from time to time determines in its Permitted Discretion as being appropriate to reflect the impediments to Lender’s ability to realize upon the Collateral.  Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:  (a) a sum equal to 90 days’ rent for the applicable calendar year under that certain Commercial Multi Tenant Lease-Net dated as of April 15, 2003, as amended from time to time, between PAS Trust (or its successors and/or assigns) and Borrower; (b) rent for any leased real estate location in a Landlord Lien State for which an acceptable Collateral Access Agreement has not been received by Lender (irrespective of whether any rent is currently due); (c) returns, customer credits, gift certificates and frequent shopper programs; (d) customer deposits; (e) taxes and other governmental charges, including tax Liens, ad valorem, personal property, sales, and other taxes which may have priority over the security interests of the Lender in the Collateral; (f) held or post-dated checks issued by Borrower; (g) any judgment lien against Borrower or the Collateral; (h) Borrower’s failure to pay when due and payable indebtedness owing to any trade creditor; (i) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases), and has failed, to pay under any Section of this Agreement or any other Loan Document, (j) as determined by Lender in its Permitted Discretion, based on noncompliance with the covenants set forth in Sections 6 and 7, (k) amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1); (l) unpaid Bank Product Obligations; (l) L/C Landing Costs; and (m) any materially adverse deviation at any time from the Business Plan.

“Bailee Acknowledgment” means a record in form and substance satisfactory to Lender authenticated by any bailee, warehouseman or other third party in possession of any Equipment or Inventory acknowledging that it holds possession of the applicable Inventory and/or Equipment for the benefit of Lender, on behalf of Lender.

“Bank Product Obligations” means every obligation of Borrower and its subsidiaries under and in respect of any one or more of the following types of services or facilities extended to such Person by Lender or any Affiliate thereof:  (i) credit and purchase cards, (ii) cash management or related services, and (iii) agreements for treasury management services, including, without limitation, intraday credit, Automated Clearing House (ACH) services, foreign exchange services, daylight overdrafts and zero balance arrangements.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §101 et seq., as in effect from time to time.

“Base LIBOR Rate” means the rate per annum, determined by Lender (or LaSalle Bank, N.A.)  in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/16%), on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 2:00 p.m. (eastern prevailing time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Loan requested by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means, the rate of interest announced within LaSalle Bank N.A. at its principal office in Chicago, Illinois as its “prime rate”, with the understanding that the “prime rate” is one of LaSalle Bank N.A.’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as LaSalle Bank may designate.

“Base Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the Base Rate.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Borrower or any Subsidiary or ERISA Affiliate of any Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Blocked Account Control Agreement” means a Control Agreement pursuant to which, as of the date of such Control Agreement, the applicable depository bank shall take direction only from Lender and is directed to send all collected balances to the Concentration Account.

“Board of Directors” means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf thereof.

“Books” means all of Borrower’s and its now owned or hereafter acquired Subsidiaries’ books and records (including all of its records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of Borrower’s or its Subsidiaries’ records relating to its or their business operations or financial condition, and all of its or their goods or General Intangibles related to such information).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lender.

“Borrowing Base” has the meaning set forth in Section 2.1(a).

“Borrowing Base Certificate” means a certificate in the form of Exhibit A, as such form may be revised from time to time by Lender.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Business Plan” means the set of Projections of Borrower for the 3-year period following the Closing Date (on a year by year basis, and for the 2 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Lender and attached hereto as Exhibit C, together with any amendment, modification or revision thereto approved by Lender, in writing, in its Permitted Discretion.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means any Indebtedness represented by obligations under Capital Lease.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, and (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

“Cash Management Bank” has the meaning set forth in Section 2.7(a).

“Cash Management Account” has the meaning set forth in Section 2.7(a).

“Cash Management Agreement” has the meaning set forth in Section 2.7(a).

“Change of Control” means (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 10%, or more, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c)  any Executive Officer shall cease to serve and shall not have been replaced with a Person acceptable to Lender no later than sixty (60) days after the date any such Executive Officer ceases to serve.

“Chattel Paper” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “chattel paper”, including, without limitation, “tangible chattel paper” and “electronic chattel paper”, as such terms are defined from time to time in the Code, and any and all supporting obligations in respect thereof.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder or the date on which Lender sends Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived.

“Code” means the Uniform Commercial Code, as in effect from time to time in the Commonwealth of Massachusetts.

“Collateral” means all of each Borrower’s now owned or hereafter acquired right, title, and interest in and to “all assets,” including without limitation, each of the following:

(a)           Accounts,

(b)           Chattel Paper,

(c)           DDAs,

(d)           Documents,

(e)           General Intangibles,

(f)            Goods (including, without limitation, Inventory and Equipment),

(g)           Instruments,

(h)           Investment Property,

(i)            Letter of Credit Rights,

(j)            Real Property Collateral,

(k)           the Commercial Tort Claims set forth on Schedule 5.10(b),

(l)            money or other assets of Borrower that now or hereafter come into the possession, custody, or control of any member of the Lender, and

(m)          any and all proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, General Intangibles, (Goods, including without limitation Equipment and Inventory), Investment Property, Negotiable Collateral, Real Property, money, DDAs, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Collateral Access Agreement” means a waiver or consent in form and substance satisfactory to Lender executed by any lessor of Real Property leased by Borrower or any other Person having a Permitted Lien upon, or having rights or interests in, the Equipment or Inventory.

“Collections” means all cash, checks, credit card slips or receipts, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Borrower.

“Commitment Fee” means the commitment fee set forth in the Fee Letter.

“Commercial Tort Claim” means any now existing or hereafter arising “commercial tort claim”, as such term is defined from time to time in the Code.

“Compliance Certificate”  means a certificate substantially in the form of Exhibit B delivered by the chief financial officer of Borrower to Lender.

“Concentration Account” means the deposit account (as such term is defined in the Code) number 5800916651 maintained at all times at LaSalle Bank N.A. in Lender’s name and otherwise subject to Lender’s sole and absolute dominion and control.

“Consent of Assignor” means an agreement, in form and substance acceptable to Lender, pursuant to which the Service Provider shall agree to continue to provide all services under the Service Contracts to Borrower and/or Lender in the event of  any Insolvency Proceeding or Liquidation.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means an agreement, in form and substance satisfactory to Lender, executed and delivered by Borrower, Lender, and the applicable securities intermediary or bank, which agreement is sufficient to give Lender “control” over the subject Securities Account or DDA to perfect Lender’s security interest in such Securities Account or DDA as provided in the Code.

“Cost” means the calculated cost of Inventory, as determined from invoices received by Borrower, Borrower’s purchase journals or stock ledgers, based upon Borrower’s accounting practices, known to Lender, which practices are in effect on the date on which this Agreement was executed.  “Cost” does not include any inventory capitalization costs inclusive of advertising, but may include other charges used in Borrower’s determination of cost of goods sold and bringing goods to market, all within Lender’s Permitted Discretion and in accordance with GAAP.

“Credit Card/Payment Agreements” means those certain credit card receipts agreements, each in form and substance reasonably satisfactory to Lender and each of which is among Lender and Borrower’s Credit Card/Payment Processors.

“Credit Card/Payment Processor” means any Person that acts as a credit card clearinghouse or processor of credit card payments accepted by Borrower’s and/or other only payment processors.

“Customs Broker Agency Agreement” means an agreement between and among Lender,  Borrower and a customs broker or other carrier, in which the customs broker or other carrier acknowledges and agrees, among other things that it has control over and holds the Documents evidencing the subject Inventory for the benefit of the Lender and agrees, upon notice from Lender, to hold and dispose of the subject Inventory solely as directed by Lender.

“Daily Balance” means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

“DDA” means any checking, demand deposit or other “deposit account” (as such term is defined from time to time in the Code) maintained by Borrower.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Designated Account” means that certain DDA of Borrower with LaSalle Bank, N.A. identified on Schedule D-1.

“Disbursement Letter” means an instructional letter executed and delivered by Borrower to Lender regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Lender.

“Document” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to any “document” as such term is defined in the Code, and any and all supporting obligations in respect thereof.

“Dollars” or “$” means United States dollars.

“Due Diligence Letter” means the due diligence letter sent by Lender’s counsel to Borrower, together with Borrower’s certified responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Lender.

“EBITDA” means, with respect to any fiscal period, Borrower’s and its Subsidiaries’ (if any) consolidated net earnings (or loss), minus extraordinary gains, plus interest expense, income taxes, and depreciation and amortization for such period, as determined in accordance with GAAP.

“Eligible Credit Card/Payments Accounts” means Borrower’s Accounts owed by Credit Card/Payment Processors which include MasterCard, VISA, American Express, Discover, PayPal and Bill Me Later and which Accounts are reflected in the most recent Borrowing Base

Certificate delivered by Borrower to Lender and on other information known to Lender, Lender shall in its Permitted Discretion determine are “eligible” and shall not include, without limitation, Accounts owed by Credit Card/Payment Processors which:

(a)                                  do not arise from the sale of Inventory by Borrower in the ordinary course of its business;

(b)                                 upon which Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or as to which Borrower is not able to bring suit or otherwise enforce its remedies against the through judicial process;

(c)                                  with respect to which any Credit Card Processor has not entered into a Credit Card/Payment Agreement in accordance with Section 2.7(c) hereof;

(d)                                 is the subject of any defense, counterclaim, setoff or dispute  asserted as to such Account;

(e)                                  that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the valid holder of the subject credit card;

(f)                                    that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i)                                     the Account is not paid within five (5) days past the date payment first becomes due;

(ii)                                  the Credit Card/Payment Processor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii)                               a petition is filed by or against any Credit Card/Payment Processor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors.

(g)                                 as to which Lender’s Lien thereon is not a first priority (except to the extent provided in a Credit Card/Payment Agreement) perfected Lien;

“Eligible In-Transit Inventory” means Inventory of Borrower that does not qualify as Eligible Inventory solely because it is not at a location set forth on Schedule E-1:

(a)           the Inventory is the subject of a Qualified Import Letter of Credit (or was the subject of a Qualified Import Letter of Credit that was lawfully drawn) and which is in transit for a period of no more than 60 days (whether by vessel, air, or land) from a location outside of the continental United States to a location set forth on Schedule E-1 that, if required hereunder, is the subject of a Bailee Acknowledgment or a Collateral Access Agreement,

(b)           title to such Inventory has passed to Borrower,

(c)           such Inventory is fully insured against types of loss, damage, hazards, and risks, naming Lender as the loss payee thereunder and in amounts satisfactory to Lender in its Permitted Discretion,

(d)           such Inventory either:

(i)            is the subject of a negotiable bill of lading or other Document that (x) is consigned to or controlled by Lender (either directly or by means of endorsements), (y) was issued by a carrier, consolidator or other party respecting the subject Inventory, and (z) either is (I) in the possession of Lender, or (II)  is in-transit by air-courier to Lender, or

(ii)           is the subject of a negotiable bill of lading or other Documents as to which Lender has control satisfactory to Lender (such as, by the delivery of a Customs Broker Agency Agreement or a Freight Forwarder Agency Agreement).

(e)           Borrower has provided a certificate to Lender that certifies that such Inventory meets all of Borrower’s representations and warranties contained in the Loan Documents concerning Eligible Inventory, that Borrower knows of no reason why such Inventory would not be accepted by Borrower and that the shipment as evidenced by the documents conforms to the related order documents; and

(f)            such inventory has been expressly valued in the most recent inventory appraisal.

“Eligible Inventory” means Inventory of Borrower consisting of Authentic first-quality finished goods held for sale in the ordinary course of Borrower’s business located at one of Borrower’s business locations set forth on Schedule E-1 (or in-transit between any such locations for a period not to exceed two (2) Business Days), that complies with each of the representations and warranties respecting Eligible Inventory made by Borrower in the Loan Documents, and that is not excluded as ineligible by virtue of the one or more of the criteria set forth below, which criteria may be fixed and revised from time to time by Lender in its Permitted Discretion after the Closing Date.  In determining the value of Eligible Inventory, Inventory shall be valued at the lower of Cost or market on a basis consistent with Borrower’s accounting practices less the aggregate amount of all Inventory Reserves.

Notwithstanding the foregoing, an item of Inventory shall not be included in Eligible Inventory if:

(a)           Borrower does not have good, valid and marketable title thereto (including Inventory acquired on consignment);

(b)           it is not located at one of the locations in the United States set forth on Schedule E-1 or in transit from one such location to another such location for a period of more than three (3) Business Days;

(c)           it is located on real property leased (other than a retail store location) by a Borrower unless it is subject to a Collateral Access Agreement executed by the applicable lessor;

(d)           it is located at a retail store location leased by Borrower that is not subject to a Collateral Access Agreement and for which location Lender has  required hereunder  a Collateral Access Agreement;

(e)           it is located in a contract warehouse or is otherwise stored with a bailee, warehouseman or similar third party unless it is subject to a Bailee Acknowledgment executed by the bailee, warehouseman, or other third party, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

(f)            it is not subject to a valid and perfected first priority Lender’s Lien, or

(g)           it consists of goods returned or rejected by Borrower’s customers.

 “Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower or any predecessor in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq. the Toxic Substances Control Act, 15 USC, § 2601 et seq. the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC. § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC. § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “equipment” (as such term is defined from time to time in the Code), fixtures and vehicles (including motor vehicles), including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

“Event of Default” has the meaning set forth in Section 8.

“Excess Availability” means the amount, as of the date any determination thereof is to be made, equal to Availability minus the aggregate amount, if any, of all trade payables of Borrower aged in excess of their historical levels with respect thereto and all book overdrafts in excess of their historical practices with respect thereto, in each case as determined by Lender in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Executive Officer” means David Zinberg or Lawrence Kong.

“Family Member” means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to such individual.

“Family Trusts” means, with respect to any individual, trusts or other estate planning vehicles established for the benefit of Family Members of such individual and in respect of which such individual serves as trustee or in a similar capacity.

“Fee Letter” means that certain fee letter, dated as of even date herewith, between Borrower and Lender, in form and substance satisfactory to Lender.

“FEIN” means Federal Employer Identification Number.

“Freight Forwarder Agency Agreement” means an agreement between Lender, Borrower and a freight forwarder or other carrier, in which the freight forwarder or other carrier acknowledges and agrees, among other things that it has control over and holds the Documents evidencing the subject Inventory for the benefit of the Lender and agrees, upon notice from the Lender, to hold and dispose of the subject Inventory solely as directed by the Lender.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning set forth in Section 2.13(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “general intangibles” (as such term is defined from time to time in the Code), and any and all supporting obligations in respect thereof.

“Goods” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “goods”, as that term is defined from time to time in the Code, including, without limitation, any and all Inventory and Equipment.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all transactions, agreements, or documents now existing or hereafter entered into between Borrower or its Subsidiaries and LaSalle Bank N.A. or its Affiliates, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s or its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of Borrower or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business and repayable in accordance with customary trade practices), and (f) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

 “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Intellectual Property  Security Agreement” means an intellectual property security agreement executed and delivered by Borrower and Lender, the form and substance of which is satisfactory to Lender.

“Instruments” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “instruments”, including, without limitation, any “promissory notes”, as such terms are defined from time to time in the Code, and any and all supporting obligations in respect thereof.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means all Borrower’s now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by Borrower as lessor, goods that are furnished by Borrower under a contract of service, and raw materials, work in process, or materials used or consumed in Borrower’s business.

“Inventory Reserves” means such reserves as Lender determines from time to time in its Permitted Discretion as being appropriate to reflect the impediments to Lender’s ability to realize upon the Collateral.  Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on the following:  (a) the extent to which Inventory consists of goods that (i) are obsolete, slow-moving, restrictive or custom items, bill and hold goods, defective, damaged, prepared for return to vendor, not first quality goods, work-in-process or raw materials or (ii) constitute spare parts, packaging and shipping materials or supplies; (b) seasonality; (c) shrinkage; (d) imbalance or change in Inventory character, composition or mix; (e) markdowns; (f) the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of Eligible In-Transit Inventory by Borrower; (g) mark-ons or mark-ups inconsistent with prior practice, performance, the Business Plan or advertising calendar and planned events; (h) the estimated reclamation claims of unpaid sellers of Inventory sold to Borrower for the 45-day period prior to any date of determination; (i) Inventory under repair; (j) Inventory paid for by customers but not yet shipped; (k) Inventory consisting of art and collectibles; (l) Inventory subject to pending litigation against Borrower relating to the “Cartier” tradename and trademark; and (m) Inventory received by Borrower from third-party vendors which has not been completely inspected, processed and entered into Borrower’s perpetual inventory system.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of indebtedness, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practices), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “investment property”, as such term is defined from time to time in the Code, and any and all supporting obligations in respect thereof.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” means LaSalle Bank for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

“LaSalle” means LaSalle Retail Finance, a division of LaSalle Business Credit, LLC, as agent for LaSalle Bank Midwest National Association.

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Landing Costs” means, to the extent not included in the stated amount of a Letter of Credit relating to the purchase of Inventory, customs, duty, freight, and other out-of-pocket costs and expenses (including, without limitation, taxes) which will be expected to “land” the Inventory, the purchase of which is supported by such Letter of Credit.

“Leasehold Interests” means Borrower’s leasehold estate or interest in each of the properties at or upon which Borrower conducts business or maintains any of the Collateral, together with Borrower’s interest in any of the improvements and fixtures located upon or appurtenant to each leasehold interest, including without limitation, any rights of Borrower to payments, proceeds of value of any kind or nature realized upon the sale or transfer of such estate or interest.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

 “Lender Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Lender, (b) fees or charges paid or incurred by Lender in connection with Lender’s transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges contained in this Agreement, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Lender in the disbursement of funds to or for the account of Borrower (by wire transfer or otherwise), (d) charges paid or incurred by Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Lender related to audit examinations of the Books to the extent of the fees and charges contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with any Borrower or any guarantor of the Obligations, (h)  Lender’s reasonable fees and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, (i)  Lender’s reasonable fees and expenses (including attorneys fees and expenses) incurred in terminating, enforcing (including attorneys fees and expenses incurred in connection with a “workout,” a “restructuring,” or in connection with any Insolvency Proceeding (including, without limitation, in connection with defense of any avoidance action or action for subordination of any of the obligations), or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral and (j) costs and expenses of appraisals with respect to any of the Collateral (whether tangible or intangible).

“Lender’s Liens” means the Liens granted by Borrower to Lender for the benefit of the Lender under this Agreement or the other Loan Documents.

“Lender-Related Person” means such Lender, together with its Lender’s Affiliates, and the officers, directors, employees, and agents of Lender.

“Letter of Credit” has the meaning set forth in Section 2.12.

“Letter of Credit Rights” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “letter of credit rights”, as that term is defined from time to time in the Code, and any and all supporting obligations in respect thereof.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning set forth in Section 2.13(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit D.

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Lender (rounded upwards, if necessary, to the next 1/16%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Liquidation” means: (a) exercise by the Lender of those rights and remedies accorded to the Lender under the Loan Documents and applicable law as a creditor of the Borrower following and on account of the occurrence of an Event of Default looking towards the realization on the Collateral or (b) any sale of all or substantially all of Borrower’s assets whether or not in connection with any Insolvency Proceeding.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Account” has the meaning set forth in Section 2.10.

“Loan Documents” means this Agreement, the Cash Management Agreements, the Credit Card Agreements, all Control Agreements, the Service Contracts, the Intellectual Property Security Agreement, the Disbursement Letter, the Certification of Officers, the Fee Letter, any Letters of Credit, the Perfection Certificate, the Due Diligence Letter, any certificates (including without limitation, the Borrowing Base Certificate and the Compliance Certificate) from time to time delivered by a Borrower pursuant to this Agreement or any other Loan Document, any note or notes executed by a Borrower in connection with this Agreement and payable to a member of the Lender, and any other agreement entered into, now or in the future, by Borrower and the Lender in connection with this Agreement.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower taken as a whole, of the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) including, without limitation, any material adverse deviation at any time from the Business Plan, (b) a material impairment of Borrower’s ability to perform its obligations under the Loan Documents to which it is a party or of Lender’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Lender’s Liens with respect to the Collateral as a result of an action or failure to act on the part of a Borrower.

“Maturity Date” has the meaning set forth in Section 3.4.

“Maximum Revolver Exposure” means the lesser, on any day, of the following, in each instance determined net of the unpaid principal balance of the Loan Account on that day: (a) the Borrowing Base, less the Letter of Credit Usage, less the Aggregate amount of the Availability Reserves or (b) the Maximum Revolver Amount less the Letter of Credit Usage.

“Maximum Revolver Amount” means, at any time, $10,000,000, unless increased in accordance with Section 2.2 hereof, provided it shall at no time exceed $15,000,000.

“Net Excess Availability” means average daily Availability for the previous calendar quarter, net of (x) the outstanding amount of Advances and (y) the Letter of Credit Usage measured on the first Business Day of the immediately following calendar quarter.

“Net Liquidation Percentage” means, at any date of determination, the percentage of the Cost value of Eligible Inventory that is estimated to be recoverable in an orderly liquidation of such Eligible Inventory, net of liquidation expenses, such percentage to be as determined from time to time by Lender in its Permitted Discretion or by a qualified appraisal company selected by Lender.

“Net Retail Liquidation Value” means, at any date of determination, the result (expressed in Dollars) of the Net Liquidation Percentage times the Cost value of Eligible Inventory as of such date.

“Obligations” means

(a)           all Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations, fees (including the fees provided for in the Fee Letter), charges, costs, Lender Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), Funding Losses, lease payments, guaranties, covenants, indemnified liabilities and duties of any kind and description owing by Borrower to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

(b)           All present and future indebtedness and obligations, of any nature whatsoever, direct or indirect, absolute or contingent, matured or not, at any time owing or to become owing by Borrower to Lender arising from any contract, agreement, dealings, occurrence, non-occurrence, event and/or operation of law whereby Borrower becomes indebted and/or obligated to Lender.

(c)           All and future indebtedness, obligations and liabilities of Borrower to Lender or to Lender’s Affiliates in respect of any Bank Product Obligations.

“Overadvance” has the meaning set forth in Section 2.5.

“Participant” has the meaning set forth in Section 14.1(c).

“Perfection Certificate” means the certification of officers forms submitted by Lender to Borrower, together with Borrower’s completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Lender.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a an asset-based lender) business judgment, including without limitation, any such factors as Lender, taking into account information of which Lender then has knowledge, reasonably believes:

(i)            Will or reasonably could be expected to materially and adversely affect the value of the Collateral, the priority or enforceability of the Lender’s security and collateral interests therein, or the amount which the Lender would likely realize therefrom (taking into account delays which may reasonably be encountered in Lender realizing upon the Collateral and likely Lender Expenses).

(ii)           Indicates that any report or financial information delivered to Lender by or on behalf of Borrower is incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of this Agreement in any material respect.

(iii)          Suggests the likelihood that Borrower will become the subject of an Insolvency Proceeding.

(iv)          Constitutes a Suspension Event.

(d)           In the exercise of such judgment, the Lender also may take into account any of the following factors:

(i)            Those included in, or tested by, the definitions of “Eligible Inventory”, “Retail”, and “Cost”.

(ii)           The current financial and business climate of the industry in which Borrower competes (having regard for the Borrower’s position in that industry).

(iii)          General economic conditions which have a material effect on Borrower’s cost structure.

(iv)          Material changes in or to the mix of the Borrower’s Inventory.

(v)           Seasonality with respect to the Borrower’s Inventory and pattern of the Borrower’s retail sales versus that which was projected.

(vi)          Material changes in Borrower’s Availability versus that which was projected.

(vii)         Such other factors as the Lender determines as having a material bearing on credit risks associated with the providing of loans and financial accommodations to Borrower.

The burden of establishing the failure of the Lender to have acted within such Permitted Discretion shall be the Borrower’s.

“Permitted Dispositions” means (a) sales or other dispositions by Borrower or its Subsidiaries of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales by Borrower or its Subsidiaries of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by Borrower or its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, and (d) the licensing by Borrower or its Subsidiaries, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business.  “Permitted Dispositions” shall not include any liquidation, extra ordinary value, strategic or going out of business sale.

“Permitted Investments” means (a) investments in Cash Equivalents, or (b) advances made in connection with purchases of goods or services in the ordinary course of business.

“Permitted Liens” means (a) Liens held by Lender (including, without limitation, the Lender’s Lien), (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, and (j) Liens resulting from any judgment or award that is not an Event of Default hereunder.

“Permitted Protest” means the right of Borrower or any of its Subsidiaries, as applicable, to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Lender’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate amount outstanding at any one time not in excess of $1,000,000, and only to the extent reflected in the Business Plan.  In no event shall Permitted Purchase Money Indebtedness include Indebtedness incurred for the purpose of financing all or any part of the acquisition cost of any Inventory.

“Permitted Rescission Offer Payments” means payments relating to the rescission offer to certain stockholders of Borrower to repurchase back Borrower’s stock subject to such offer, which offer shall be on terms and conditions acceptable to Lender in its discretion and otherwise in compliance with all applicable laws and regulations.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Personal Property Collateral” means all Collateral other than Real Property.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consistent basis with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred at the time of, or within 20 days after, the acquisition of any fixed assets (but not Inventory) for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Import Letter of Credit” means a documentary Letter of Credit that is (a) issued to facilitate the purchase by Borrower of Eligible Inventory, (b) in form and substance acceptable to Lender, and (c)  is drawable by the beneficiary thereof by the presentation of, among other documents, either (i) a negotiable bill of lading that is consigned to or otherwise controlled by Lender (either directly or by means of endorsements) and that was issued by the carrier respecting the subject Eligible Inventory, or (ii) a negotiable cargo receipt that is consigned to or otherwise controlled by Lender (either directly or by means of endorsements) and that was issued by a consolidator respecting the subject Eligible Inventory; provided, however, that, in the latter case, no bill of lading shall have been issued by the carrier (other than a bill of lading consigned to the consolidator or to Lender).

“Rating Agencies” has the meaning provided in Section 2.15.

“Real Property” means any fee, leasehold or other estate or interest in real property now or hereafter owned or leased hereafter acquired by Borrower and the improvements thereto.

“Real Property Collateral” means any parcel or parcels of Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Borrower.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

“Reserve Percentage” means, on any day, for Lender (or Lender’s parent bank), the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of Lender, but so long as Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Reserves” means collectively, all Inventory Reserves, Availability Reserves, and any other reserve created by Lender hereunder.

“Restricted Payment” means (i) any cash dividend or other cash distribution or payment, direct or indirect, on or on account of any shares of any class of Stock of Borrower now or hereafter outstanding (other than a Permitted Rescission Offer Payment, provided that a Permitted Rescission Offer Payment shall be a Restricted Payment on and after the occurrence and during the continuance of a Default or Event of Default or if the making of such payment would result in a Default or Event of Default); (ii) any dividend or other distribution in respect of, or redemption, purchase or other acquisition, direct or indirect, of any shares of any class of Stock of Borrower now or hereafter outstanding or of any warrants, options or rights to purchase any such Stock (including, without limitation, the repurchase of any such Stock, warrant, option or right or any refund of the purchase price thereof in connection with the exercise by the holder thereof of any right of rescission or similar remedies with respect thereto); (iii) any direct salary, non-salary managerial fees, fee (consulting, management or other), fringe benefit, allowance or other expense directly or indirectly paid or payable by Borrower (as compensation or otherwise) to any shareholder or Affiliate of Borrower (other than to an employee, to the extent of such employee’s ordinary compensation; provided that the terms of such compensation are approved by the applicable board of directors or the compensation committee thereof) or any partner, shareholder or Affiliate thereof; and (iv) payment on any Indebtedness except the extent  of Permitted Indebtedness, and then only to extent permitted under any applicable subordination agreement.

“Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding Advances, plus (b) the then extant amount of the Letter of Credit Usage.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrower to the Issuing Lender, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the extent not reimbursed by Borrower, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

 “SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a “securities account” as that term is defined in the Code.

“Securitization” has the meaning provided in Section 2.15.

“Securitization Liabilities” has the meaning provided in Section 2.15.

“Securitization Parties” has the meaning provided in Section 2.15.

“Service Contracts” means those Contracts between Borrower and any Service Providers for the provision to Borrower of certain financial, reporting, merchandising and other central services.

“Service Providers” means Alchemy Communications and any of its Affiliates, agents or subcontractors, pursuant to which any one of them provides to Borrower website hosting, backup communication and related services.

“Signature Authorization” mean written authorization by the chief executive officer of the Borrower authorizing the Lender a to accept the signatures of certain employees as authorized for purposes of requesting Advances and other financial accommodations hereunder.

“Solvent” means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

“Stock” means all shares, options, warrants, interests, participations, membership interests, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Suspension Event” means any occurrence, circumstance, or state of facts which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

“Unused Line Fee” has the meaning set forth in the Fee Letter.

“Voidable Transfer” has the meaning set forth in Section 16.7.

“Waiver Letter” means a written waiver of certain liabilities of LaSalle Bank, N.A. in form and substance acceptable to LaSalle Bank N.A.

“Wells Fargo Permitted DDA” means that certain DDA of Borrower with Wells Fargo Bank, N.A., account No.                             , which shall subject to a Blocked Account Control Agreement satisfactory to Lender, maintained by Borrower solely for the purpose of physically depositing checks and money orders received from customers of Borrower.

1.2           Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries (if any) on a consolidated basis unless the context clearly requires otherwise.

1.3           Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth from time to time in the Code unless otherwise defined herein.

1.4           Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5           Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.             LOAN AND TERMS OF PAYMENT.

2.1           Revolver Advances.

(a)           Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make loan advances (“Advances”) to Borrower in an amount at any one time outstanding not to exceed the lesser of the (i) the Maximum Revolver Amount less the Letter of Credit Usage, or (ii) the Borrowing Base minus the sum of (x) Letter of Credit Usage and (y) the aggregate amount of the Availability Reserves.  For purposes of this Agreement, “Borrowing Base,” as of any date of determination, shall mean an amount equal to the result of:

(A)                              85% of the amount of Eligible Credit Card/Payment Accounts;

plus

(B)                                85% of the then extant Net Liquidation Percentage times the Cost of Eligible Inventory;

plus

(C)                                85% of the then extant Net Liquidation Percentage times the Cost of Eligible In-Transit Inventory.

(b)           The Lenders shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

(c)           Amounts borrowed pursuant to this Section may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2           Increase of Maximum Revolver Amount.  Provided there exists no Default or Event of Default, upon notice to Lender and subject to the provisions of this Section 2.2, the Borrower may request an increase in the Maximum Revolver Amount in the amount of Five Million Dollars ($5,000,000).  Upon a request by Borrower of an increase in the Maximum Revolver Amount in accordance with this Section, Lender and Borrower shall determine the effective date of such increase (any such date, the “Increase Closing Date”) which, in no event, shall be no earlier than three (3) Business Days after such request is made by Borrower.  As a condition precedent to such increase in the Maximum Revolver Amount, Borrower shall deliver to Lender a certificate dated as of the Increase Closing Date signed by an Authorized Person certifying that, before and after giving effect to such increase, the applicable conditions set forth in Section 3.3 will be satisfied.  In addition, the Borrower shall pay to Lender on the Increase Closing Date in cash an increase fee in the amount of $12,500, which increase fee shall be deemed fully earned by Lender as of such date.

2.3           Borrowing Procedures.  Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Lender, which notice must be received by Lender no later than (i) with respect to any Advances having interest charged based upon the Base Rate, 1:00 p.m. (Boston time) on the Business Day that is the requested Funding  Date and (ii) with respect to any Advance having interested charged based upon the LIBOR Rate, 3 Business Days prior to the Business Day that is the requested Funding Date, in each case, specifying the amount of such Borrowing (and, with respect to LIBOR Rate Loans, any other information required pursuant to Section 2.13).

2.4           Payments.

(a)           Payments by Borrower.

(i)            Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to the Lender as and when due and payable under the terms of this Agreement and the other Loan Documents.

(ii)           Except as otherwise expressly provided herein, all payments by Borrower shall be made to the Concentration Account for the account of the Lender and shall be made in immediately available funds, no later than 2:00 p.m. (Boston time) on the date specified herein.  Any payment received by Lender later than 2:00 p.m. (Boston time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b)           Application of Payments.

(i)            All payments and all proceeds of Accounts or other Collateral received by Lender, shall be applied as follows:

(A)                              first, to pay Lender Expenses then due to Lender under the Loan Documents, until paid in full,
(B)                                second, to pay any fees (including without limitation any Applicable Prepayment Premium) then due to Lender under the Loan Documents until paid in full,
(C)                                third, to pay interest due in respect of all Advances, until paid in full,
(D)                               fourth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances and other Obligations until paid in full,
(E)                                 fifth, if an Event of Default has occurred and is continuing, to Lender, to be held by Lender, for the benefit of Issuing Lender and Lender, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full,
(F)                                 sixth, if an Event of Default has occurred and is continuing, to the Lender to be held by Lender as cash collateral an amount equal to accrued and estimated Lender Expenses,
(G)                                seventh, if an Event of Default has occurred and is continuing to pay the principal of all Advances and other Obligations until paid in full, and
(H)                               eighth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(i)            For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including, without limitation, principal, interest, loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(ii)           In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.

2.5           Overadvances.  If, at any time or for any reason, the amount of Obligations owed by Borrower to the Lender pursuant to Sections 2.1 and 2.12 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.12, (an “Overadvance”), Borrower immediately shall pay to Lender, in cash, the amount of such excess, which amount shall be used by Lender to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b).

2.6           Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.

(a)           Interest Rates.  Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans and otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(b)           Letter of Credit Fee.  Borrower shall pay Lender a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) at the per annum rate set forth in the following chart based on Net Excess Availability times the Daily Balance of the undrawn amount of all outstanding standby and documentary Letters of Credit:

Level	Net Excess Availability	Standby/Documentary LC Fees

I	Greater than $3,500,000	1.50%
II	Greater than $2,000,000 and less than or equal to $3,500,000	1.75%
III	Less than or equal to $2,000,000	2.00%

Any increase or decrease in the Letter of Credit Fee resulting from a change in Net Excess Availability shall become effective as of the first Business Day of the calendar quarter for which a Borrowing Base Certificate is delivered pursuant to Section 6.3(a)(v) (setting forth the average Net Excess Availability for then immediately preceding calendar quarter); provided, however, that if a Borrowing Base Certificate is not delivered within one (1) Business Days after the time period specified in such Section, then Pricing Level III shall apply as of such Business Day and thereafter, subject to prospective adjustment upon actual receipt of such Borrowing Base Certificate.  The Letter of Credit Fee in effect from the Closing Date through September 30, 2006 shall be Pricing Level II.

(c)           Default Rate.  Upon the occurrence and during the continuation of an Event of Default (and at the election of Lender),

(i)            all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to two (2) percentage points above the per annum rate otherwise applicable hereunder, and

(ii)           the Letter of Credit fee provided for above shall be increased to two (2) percentage points above the per annum rate otherwise applicable hereunder.

(d)           Payment.  Interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations are outstanding.  Borrower hereby authorizes Lender, from time to time, without prior notice to Borrower, to charge such interest and fees, all Lender Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document to Borrower’s Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder applicable to Base Rate Loans.  Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

(e)           Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)            Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrower and the Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7           Cash Management.

(a)           Borrower shall (i) establish and/or maintain deposit accounts (each, a “Cash Management Account”) and cash management services of a type and on terms satisfactory to Lender at one or more of the banks and in accordance with procedures set forth on Schedule 2.7 (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of its Account Debtors forward payment of the amounts owed by them directly to the Concentration Account, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections (including those sent directly by Account Debtors to a Cash Management Bank) into the Concentration Account.  If, notwithstanding the provisions of this Section 2.7, Borrower receives or otherwise has dominion over or control of any Collections, Borrower shall hold such Collections in trust for Lender and shall not commingle such Collections with any of Borrower’s other funds or deposit such Collections in any account of Borrower except as instructed by Lender.

(b)           Borrower shall establish and maintain Cash Management Agreements with Lender and each Cash Management Bank each, a “Cash Management Agreement”.  Each such Cash Management Agreement shall be a Control Agreement and provide, among other things, that (i)  the Cash Management Bank will comply with instructions of Lender directing the disposition of funds in the Cash Management Account without further consent by Borrower, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment which have been received by the Lender, and (iii) it immediately will forward by daily sweep all amounts in the applicable Cash Management Account to the Concentration Account, or as otherwise directed by Lender.

(c)           Borrower shall establish and maintain Credit Card/Payment Agreements with Lender and each Credit Card Processor.  Each such Credit Card/Payment Agreement shall provide, among other things, that each such Credit Card/Payment Processor shall transfer all proceeds of credit card charges for sales by Borrower received by it (or other amounts payable by such Credit Card/Payment Processor) directly into the Concentration Account on a daily basis.  Borrower shall not change or attempt to change any direction or designation set forth in the Credit Card Agreements regarding payment of charges without the prior written consent of Lender.

(d)           So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 2.7 to add or replace a Cash Management Account Bank or Cash Management Account  (other than the Concentration Account and the Designated Account); provided, however, that (i) such prospective Cash Management Bank shall be satisfactory to Lender and Lender shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, Borrower and such prospective Cash Management Bank shall have executed and delivered to Lender a Control Agreement.  Borrower shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 15 days of notice from Lender that the creditworthiness of any Cash Management Bank is no longer acceptable in Lender’s reasonable judgment, or as promptly as practicable and in any event within 30 days of notice from Lender that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Lender’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Lender’s reasonable judgment.

(e)           The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which Borrower is hereby deemed to have granted a Lien on each Cash Management Account.

2.8           Sweep; Crediting Payments; Float Charge.

(a)           Whether or not any Obligations are then outstanding, Borrower shall cause not less than once every week wire transfer of  the collected balance of each Cash Management Account in excess of any minimum balance, such minimum balance not to exceed Two Thousand Dollars ($2,000), to be made to the Concentration Account.  Telephone or electronic mail advice shall be provided to Lender on each Business Day on which any such transfer is made and, if requested by Lender, confirmed by written notice, including detail of all remittances and a copy of each deposit slip.

(b)           Whether or not any Obligations are then outstanding, Borrower shall not have the right or ability to draw upon, withdraw from or otherwise access any funds in the Concentration Account.  Any cash in the Concentration Account in excess of the Loan Account balance shall be transferred by Lender to the Designated Account and, provided no Default or Event of Default has occurred and is continuing, such surplus may be applied in Borrower’s discretion to payment of any subsequently accrued Obligations or other purposes not inconsistent with the terms of this Agreement.

(c)           The receipt of any payment item by Lender (whether from transfers to Lender by the Cash Management Banks pursuant to the Cash Management Agreements, the Credit Card/Payment Processors pursuant to the Credit Card/Payment Agreements  or otherwise) shall not be considered a payment on account of any Obligations unless such payment item is a wire transfer of immediately available federal funds made to the Concentration Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Concentration Account on a Business Day on or before 2:00 p.m. (Boston time).  If any payment item is received into the Concentration Account on a non-Business Day or after 2:00 p.m. (Boston time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.  From and after the Closing Date, Lender shall be entitled to charge Borrower for two (2) Business Days of ‘clearance’ or ‘float’ at the rate applicable to Base Rate Loans under Section 2.6 on all Collections that are received by Borrower (regardless of whether forwarded by the Cash Management Banks to Lender).  This across-the-board two (2) Business Days clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrower; the effect of such clearance or float charge being the equivalent of charging two (2) Business Days of interest on such Collections.  The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.8 shall be for the exclusive benefit of Lender.

2.9           Designated Account.  Lender is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(d).  Borrower agrees to establish and maintain the Designated Account for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Lender hereunder and which shall be subject to a Control Agreement.

2.10         Maintenance of Loan Account; Statements of Obligations.  Lender shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances made by Lender to Borrower or for Borrower’s account, the Letters of Credit issued by Issuing Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Expenses.  In accordance with Section 2.8, the Loan Account will be credited with all payments received by Lender from Borrower or for Borrower’s account, including all amounts received in the Concentration Account from any Cash Management Bank.  Lender shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

2.11         Fees.  In addition to any other fees payable under this Agreement, Borrower shall pay to Lender the following fees and charges, which fees and charges shall be non-refundable when paid:

(a)           Fee Letter Fees.  As and when due and payable under the terms of the Fee Letter, Borrower shall pay to Lender the fees set forth in the Fee Letter, including, without limitation, the Commitment Fee, the Unused Line Fee and the Applicable Prepayment Premium, and

(b)           Audit, Appraisal, and Valuation Charges.  For the separate account of Lender, audit, appraisal, and valuation fees and charges including, without limitation, charges paid or incurred by Lender if it elects to employ the services of one or more third Persons to perform financial audits of Borrower, to appraise the Collateral, or any portion thereof, or to assess Borrower’s business valuation.

2.12         Letters of Credit.

(a)           Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrower (each, a “Letter of Credit”).  To request the issuance of a Letter of Credit (or the amendment, renewal, or extension of an outstanding Letter of Credit), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Lender at least three (3) Business Days in advance of the requested date of issuance, amendment, renewal, or extension a notice requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such Letter of Credit is to expire, the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew, or extend such Letter of Credit.  The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

(i)            the Letter of Credit Usage would exceed $2,000,000, or

(ii)           the Letter of Credit Usage would exceed the Borrowing Base less the Availability Reserves less the then extant amount of outstanding Advances, or

(iii)          the Letter of Credit Usage would exceed the Maximum Revolver Amount less the then extant amount of outstanding Advances, and

(iv)          the expiration of any

(A)                              standby Letter of Credit would be later than the earlier of (x) thirty (30) days prior to the Maturity Date, or (y) one (1) year from date of its original issue; and

(B)                                Qualified Import Letter of Credit, would be later than the earlier of (x) thirty (30) days prior to the Maturity Date, or (y) sixty (60) days after its original issue.

Each Letter of Credit shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars.  If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Lender an amount equal to such L/C Disbursement not later than 2:00 p.m., Boston time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 1:00 p.m. (Boston time) on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 2:00 p.m. (Boston time) on (i) the Business Day that Borrower receives such notice, if such notice is received prior to 1:00 p.m. (Boston time) on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6.  To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance.  Promptly following receipt by Lender of any payment from Borrower pursuant to this paragraph, Lender shall distribute such payment to the Issuing Lender.

(b)           Each Borrower hereby agrees to indemnify, save, defend, and hold Lender and Issuing Lender harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by Lender and Issuing Lender arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of Lender or the Issuing Lender.  Borrower agrees to be bound by Issuing Lender’s interpretations of any Letter of Credit issued by Issuing Lender to or for Borrower’s account, even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that Issuing Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto.

(c)           If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Issuer or Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i)            any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii)           there shall be imposed on the Issuing Lender or the Lender any other condition regarding any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender of issuing, making or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Issuing Lender, then, and in any such case, Issuing Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Issuing Lender may specify to be necessary to compensate Issuing Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder.  The determination by Issuing Lender of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13         LIBOR Option.

(a)           Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  At any time that Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances bear interest at the LIBOR Rate and Lender shall have the right, at its option, to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder and Borrower shall be responsible for all Funding Losses arising in connection thereof.  Any LIBOR Rate Loan which matures while a Default or Event of Default has occurred and is continuing shall be converted, at the option of Lender, to a Base Rate Loan notwithstanding Borrower’s exercise of LIBOR Rate Option in connection thereto that such Loan be continued as a LIBOR Rate Loan.

(b)           LIBOR Election.

(i)            Borrower may, at any time and from time to time and in addition to any Borrowing made initially as an Advance having interest charged based upon the LIBOR Rate, so long as no Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Lender prior to 2:00 p.m. (Boston time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Lender of a LIBOR Notice received by Lender before the LIBOR Deadline, or by telephonic notice received by Lender before the LIBOR Deadline (to be confirmed by delivery to Lender of a LIBOR Notice received by Lender prior to 5:00 p.m. (Boston time) on the same day).

(ii)           Each LIBOR Notice shall be irrevocable and binding on Borrower.  In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Lender harmless against any loss, cost, or expense incurred by Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an

Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”).  Funding Losses shall, with respect to Lender, be deemed to equal the amount determined by Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of Lender delivered to Borrower setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

(iii)          Borrower shall have not more than four (4)  LIBOR Rate Loans in effect at any given time.  Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $100,000 in excess thereof.

(c)           Prepayments.  Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Lender of proceeds of Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Lender harmless against any and all Funding Losses in accordance with clause (b) above.

(d)           Special Provisions Applicable to LIBOR Rate.

(i)            The LIBOR Rate may be adjusted by Lender on a prospective basis to take into account any additional or increased costs to Lender of maintaining or obtaining any Eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate.  In any such event, Lender shall give Borrower notice of such a determination and adjustment and, upon its receipt of the notice from Lender, setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, Borrower shall  repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii)           In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Lender, make it unlawful or impractical for Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, Lender shall give notice of such changed circumstances to Borrower and (y) in the case of any LIBOR Rate Loans of Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until Lender determines that it would no longer be unlawful or impractical to do so.

(e)           No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, Lender is not required actually to acquire Eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.  The provisions of this Section shall apply as if Lender had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring Eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14         Capital Requirements.  If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), will have the effect of reducing the return on Lender’s or such holding company’s capital as a consequence of Lender’s commitment hereunder to a level below that which Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Lender to be material, then Lender may notify Borrower.  Following receipt of such notice, Borrower agrees to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 60 days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, Lender may use any reasonable averaging and attribution methods.

2.15         Securitization.  Borrower hereby acknowledges that Lender and its Affiliates may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to Lender or its Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to Lenders or its Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”).  Borrower shall cooperate with Lender and its Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by such Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Borrower, and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of Borrower under the Loan Documents or change or affect in a manner adverse to Borrower the financial terms of the Loans, (b) providing such information as may be reasonably requested by Lender in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify Lender and any of its Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Securitization Liabilities”) to which Lender, its Affiliates or such Securitization Parties may become subject insofar as the Securitization Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of the Borrower or any Affiliates to Lender in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading, and such indemnity shall survive any transfer by Lender or its successors or assigns of the Loans, and (ii) agreeing to reimburse Lenders and any of its Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Securitization Liabilities.

3.             CONDITIONS; TERM OF AGREEMENT.

3.1           Conditions Precedent to the Initial Extension of Credit.  The obligation of Lender to make the initial Advance (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of Lender, of each of the conditions precedent set forth below:

(a)           All financing statements required by Lender, shall have been filed;

(b)           Lender shall have received each of the following documents, in form and substance satisfactory to Lender, duly executed, and each such document shall be in full force and effect:

(i)            the Intellectual Property Security Agreement;

(ii)           All Control Agreements and/or Cash Management Agreements;

(iii)          the Credit Card/Payment Agreement with TransFirst, Inc.;

(iv)          the Fee Letter;

(v)           the Disbursement Letter,

(vi)          the Perfection Certificate of each Borrower;

(vii)         the Certificate of Officers of each Borrower;

(viii)        Signature Authorization;

(ix)           Waiver Letter; and

(x)            Assignment of Services Contracts and Consent of Assignor.

(c)           Lender shall have received evidence of delivery of all required transfer forms and/or notices to American Express, Chase Paymentech, Discover Network and PayPal relating to payment of proceeds of Inventory sales directly to the Concentration Account;

(d)           Lender shall have received evidence that any and all of Borrower’s deposit accounts with Bank of the West have been closed and terminated;

(e)           Lender shall have received Collateral Access Agreements with respect to any of the leased Borrower’s distribution center locations;

(f)            Lender shall have received Bailee Acknowledgments with respect to any of the Borrower’s third party warehouse locations;

(g)           Lender shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower’s board of directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of such Borrower to execute the same;

(h)           Lender shall have received copies of Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

(i)            Lender shall have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

(j)            Lender shall have received certificates of status with respect to Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

(k)           Lender shall have received certificates of insurance, as are required by Section 6.8, the form and substance of which shall be satisfactory to Lender;

(l)            Lender shall have received opinions of Borrower’s counsel in form and substance satisfactory to Lender;

(m)          Lender shall have received satisfactory evidence (including a certificate of the chief financial officer of Parent) that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises

(including Real Property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of Permitted Protests;

(n)           Lender shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrower’s books and records and verification of Borrower’s representations and warranties to the Lender, the results of which shall be satisfactory to Lender, and (ii) an inspection of each of the locations where Inventory is located, the results of which shall be satisfactory to Lender;

(o)           Lender shall have received completed reference checks with respect to Borrower’s management and the holders of any Stock of the Borrower, the results of which are satisfactory to Lender in its sole discretion;

(p)           Lender shall have received an appraisal of the Net Retail Liquidation Value and Net Liquidation Percentage applicable to Borrower’s Inventory, the results of which shall be satisfactory to Lender;

(q)           Lender shall have received the Closing Date Business Plan;

(r)            Borrower shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement;

(s)           Lender shall have received copies of each of the Service Contracts, together with a certificate of the Secretary of the applicable Borrower certifying each such document as being a true, correct, and complete copy thereof;

(t)            Borrower shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower of this Agreement or any other Loan Document or with the consummation of the transactions contemplated hereby and thereby;

(u)           all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Lender; and

(v)           Lender shall have received, reviewed and approved Borrower’s plan to resolve pending litigation regarding the authenticity of Inventory bearing the “Cartier” trade name and trademark.

3.2           Conditions Subsequent to the Initial Extension of Credit.  The obligation of Lender (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

(a)           On or before 60 days after the Closing Date, (i) any and all proceeds of sales (other than payments made with written checks or money orders which are delivered directly to Borrower) shall be directly deposited by the applicable Credit Card/Payment

Processor into the Concentration Account, (ii) any and all cash management operations with Wells Fargo (other than with respect to the Wells Fargo Permitted DDA), shall have been closed and terminated (and moved to LaSalle Bank, N.A.); and (iii) the Control Agreement relating to the Wells Fargo Permitted DDA shall have been amended to provide for automatic sweeps of any balances thereof in excess of $2,000 to be deposited into the Concentration Account no less than once weekly;

(b)           On or before 30 days after the Closing Date, Lender shall have received the Credit Card/Payment Agreement with Discover Network and I4 Commerce, Inc. in form and substance reasonably satisfactory to Lender; and

(c)           On or before 30 days after the Closing Date, Lender shall have received an executed loss payee endorsement from Borrower’s insurer in form and substance reasonably acceptable to Lender.

3.3           Conditions Precedent to all Extensions of Credit.  The obligation of the Lender to make any Advances (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a)           the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date);

(b)           no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)           no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Lender, or any of its Affiliates; and

(d)           no Material Adverse Change shall have occurred.

3.4           Term.  This Agreement shall become effective upon the execution and delivery hereof by Borrower and the Lender and shall continue in full force and effect for a term ending on [July     , 2010] (the “Maturity Date”).  The foregoing notwithstanding, the Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5           Effect of Termination.  On the date of termination of this Agreement, all Obligations (including any Applicable Prepayment Premium and any contingent reimbursement obligations of Borrower with respect to any outstanding Letters of Credit) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral for Bank Product Obligations and Lender Expenses.  No termination of this Agreement, however, shall relieve or discharge Borrower of its duties, Obligations, or covenants hereunder and the Lender’s Liens in the Collateral shall remain in effect until all

Obligations have been fully and finally discharged and the Lender’s obligations to provide additional credit hereunder have been terminated and Lender shall have affirmatively released such liens.  When this Agreement has been terminated and all of the Obligations have been fully and finally discharged and the Lender’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Lender will, at Borrower’s sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Lender’s Liens and all notices of security interests and liens previously filed by Lender with respect to the Obligations.

3.6           Early Termination by Borrower.  Borrower has the option, at any time upon 90 days prior written notice by Borrower to Lender, to terminate this Agreement by paying to Lender in cash, the Obligations in full (including either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender), together with the Applicable Prepayment Premium.  If Borrower has sent a notice of termination pursuant to the provisions of this Section, then Lender’s commitment hereunder shall immediately terminate and Borrower shall be obligated to repay the Obligations, including (a) either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral for Bank Product Obligations and Lender Expenses together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice.  In the event of the termination of this Agreement at any time prior to the Maturity Date, for any other reason, including (a) termination upon the election of the Lender to terminate after the occurrence of an Event of Default, (b) foreclosure and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (d) restructure, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization, or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender or profits lost by the Lender as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender, Borrower shall pay and the Obligations shall include the Applicable Prepayment Premium.

4.             CREATION OF SECURITY INTEREST.

4.1           Grant of Security Interest.  Borrower hereby grants to Lender and any other holder of Obligations, a continuing security interest in any and all of its personal property including, without limitation, all of its right, title, and interest in all currently existing and hereafter acquired or arising Personal Property Collateral and all proceeds and products thereof in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of its covenants and duties under the Loan Documents, including without limitation the Obligations and the Indemnified Liabilities.  The Lender’s Liens granted herein in and to the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of Lender or Borrower.  Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.  Borrower hereby agrees, upon the request of Lender, to deliver, as promptly as practicable, but in any event within sixty (60) days, titles to motor vehicles and mortgages with respect to Real Property Collateral and take such other steps as may be reasonably requested (including, without limitation, the delivery of legal opinions, consulting engineer’s reports and title insurance) so as to provide Lender a perfected first-priority security interest in such assets.

4.2           Control of Collateral.  If from time to time any Collateral, including any proceeds or supporting obligations, consists of property or rights of Borrower in which the perfection or priority of Lender’s security interest is dependent upon or enhanced by Lender’s gaining control of such Collateral, Borrower shall immediately notify Lender and, at Lender’s request, deliver the appropriate Control Agreements or take such actions as may be necessary to give Lender control over such Collateral as provided in the Code.

4.3           Negotiable Collateral.  If from time to time any Collateral, including any proceeds thereof, is evidenced by or consists of letters of credit, Instruments, Documents, Goods covered by Documents, Investment Property or Chattel Paper, and if perfection or priority of Lender’s security interest in such Collateral is dependent on or enhanced by possession, immediately upon the request of Lender, shall endorse and deliver physical possession of such Collateral to Lender.

4.4           Collection of Accounts, General Intangibles, and Negotiable Collateral.  At any time after the occurrence and during the continuation of an Event of Default, Lender or Lender’s designee may (a) notify Account Debtors of Borrower that the Accounts, Chattel Paper, or General Intangibles have been assigned to Lender or that Lender has a security interest therein, or (b) collect the Accounts, Chattel Paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account.  Borrower shall hold in trust for the Lender, as the Lender’s trustee, any Collections that it receives and immediately will deliver said Collections to Lender or a Cash Management Bank in their original form as received by Borrower.

4.5           Delivery of Additional Documentation Required.  At any time upon the request of Lender, Borrower shall execute and deliver to Lender, any and all security agreements, pledges, assignments, endorsements of certificates of title, bailee acknowledgments and all other instruments or documents (the “Additional Documents”) that Lender may request in its Permitted Discretion, each in form and substance satisfactory to Lender, to perfect and continue perfected or to better perfect the Lender’s Liens in the Collateral (whether now owned or hereafter arising or acquired), in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.  To the maximum extent permitted by applicable law, Borrower authorizes Lender to execute any such Additional Documents in Borrower’s name and authorizes Lender to file such executed Additional Documents in any appropriate filing office, including, without limitation, financing statements designating collateral as “all assets.”  Without limiting the foregoing, Borrower shall (a) give the Lender prompt written notice of any Commercial Tort Claim of Borrower not specifically identified herein and any Letter of Credit Right of Borrower.  Borrower shall grant to the Lender, for the benefit of the Lender, a security interest in any such Commercial Tort Claim or Letter of Credit Right and the proceeds thereof, and (b) on such periodic basis as Lender shall require, (i) provide Lender with a report of all new patentable, copyrightable or trademarkable materials acquired or generated by Borrower during the prior period, (ii) cause all patents, copyrights, and trademarks acquired or generated by Borrower that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower’s ownership thereof, (iii) cause to be prepared, executed, and delivered to Lender supplemental schedules to the applicable Loan Documents to identify such patents, copyrights and trademarks as being subject to the security interests created thereunder, and (iv) execute and deliver to Lender at Lender’s request Patent, Trademark or Copyright Security Agreements with respect to such patents, trademarks or copyrights for filing with the appropriate filing office.

4.6           Power of Attorney.  Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees, or agents designated by Lender) as Borrower’s true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4 or 4.5, sign the name of Borrower on any of the documents described in Section 4.4 or 4.5, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower’s name on any Collection item that may come into the Lender’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, Chattel Paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary.  The appointment of Lender as Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender’s obligations to extend credit hereunder are terminated.

4.7           Control Agreements.  No arrangement contemplated hereby or by any Control Agreement in respect of any DDA or any Securities Accounts or other Investment Property shall be modified by Borrower without the prior written consent of Lender.

4.8           Right to Inspect; Inventories, Appraisals and Audits.  Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter to inspect the Books and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.  Without limiting the generality of the foregoing:

(a)           At Borrower’s expense, third parties acceptable to Lender shall conduct physical inventories at all of Borrower’s locations at least 2 times per fiscal year.  Lender, at the expense of Borrower, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of Borrower.  Without limiting any provision of this Agreement, Lender may establish or amend Availability Reserves and Inventory Reserves based on the results of such physical inventories.

(b)           Lender, from time to time, may obtain or conduct appraisals conducted by such appraisers as are satisfactory to Lender, the first such appraisal and all related reports to be completed prior to the Closing Date and, thereafter, Lender anticipates conducting two (2) appraisals per twelve-month period,  but (ii)  if an Event of Default has occurred and is continuing, at Borrower’s expense, Lender may obtain or conduct appraisals more frequently.  In addition to the foregoing, the Lender may from time to time obtain desktop appraisals at Borrower’s expense.

(c)           Lender, from time to time, may obtain or conduct commercial finance audits of the Borrower’s operations, provided, however: absent the existence of any Event of Default, Borrower shall not be required to pay for more than two (2) commercial finance audits per calendar year, but, if an Event of Default has occurred and is continuing, at Borrower’s expense, Lender may obtain or conduct commercial finance audits more frequently, and shall not be subject to  the limit set forth above on the amount payable by Borrower in connection with the same.

5.             REPRESENTATIONS AND WARRANTIES.

In order to induce Lender to enter into this Agreement, Borrower makes the following representations and warranties to Lender which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1           No Encumbrances.  Borrower has good and indefeasible title to its Collateral and its Real Property, free and clear of Liens except for Permitted Liens.

5.2           Eligible Accounts.  The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of Borrower’s business, owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation.  As to each Account that is identified by Borrower as an Eligible Account in a borrowing base report submitted to Lender, such Account is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of eligible Accounts.

5.3           Inventory; Eligible Inventory.  All Inventory is Authentic and all Eligible Inventory is of good and merchantable quality, free from defects.  As to each item of Inventory that is identified by Borrower as Eligible Inventory in a borrowing base report submitted to Lender, such inventory is located at one of the locations set forth on Schedule E-1 or is in transit from one such location to another such location and is not otherwise excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory.

5.4           Equipment.  All of the Equipment is used or held for use in Borrower’s business and is fit for such purposes.

5.5           Location of Inventory and Equipment.  Except as set forth on Schedule 5.5, the Inventory and Equipment are not stored with a bailee, warehouseman, or similar party.  The Inventory and Equipment are located only at the locations identified on Schedule 5.5.

5.6           Inventory Records.  Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

5.7           Legal Status.  Borrower represents and warrants that (a)  Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b)  Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the applicable Perfection Certificate; (c) the applicable Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the applicable Perfection Certificate accurately sets forth Borrower’s place of business or, if more than one, its chief executive office, as well as Borrower’s mailing address, if different; (e) all other information set forth on the applicable Perfection Certificate pertaining to Borrower is accurate and complete as of the date hereof and (f) there has been no change in any of such information since the date on which the applicable Perfection Certificate was signed by Borrower.

5.8           Due Organization and Qualification; Subsidiaries.

(a)           Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

(b)           Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized capital Stock of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.  Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  Except as set forth on Schedule 5.8(b), Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)           Set forth on Schedule 5.8(c), is a complete and accurate list of each Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower.  All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)           Except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  Neither Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise  acquire or retire any shares of Borrower’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

5.9           Due Authorization; No Conflict.

(a)           The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower.

(b)           The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower’s interest holders or any approval or consent of any Person under any material contractual obligation of Borrower.

(c)           Other than the filing of financing statements, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

(d)           This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)           The Lender’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens

5.10         Litigation.

(a)           Other than those matters disclosed on Schedule 5.10(a) and immaterial matters where the amount in controversy is less than $10,000, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened against Borrower.  Schedule 5.10(a) includes, as applicable, for each matter set forth thereon (i) the name, docket number and jurisdiction for such matter, (ii) the status of such proceeding, and (iii) whether such matter is covered by an insurance policy and, if so, the insurance carrier, the policy number and the deductible amount associated with such insurance policy.

(b)           There are no actions, suits or proceedings pending or, to the best knowledge of Borrower, threatened against Borrower that question the validity or enforceability of this Agreement or any other Loan Document or any action taken by Borrower in connection therewith.

(c)           Schedule 5.10(c) lists all Borrower’s Commercial Tort Claims existing as of the date hereof.

5.11         No Material Adverse Change.  All financial statements relating to Borrower that have been delivered by Borrower to the Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrower’s financial condition as of the date thereof and results of operations for the period then ended.  There has not been a Material Adverse Change with respect to Borrower since the date of the latest financial statements submitted to the Lender on or before the Closing Date.

5.12         Fraudulent Transfer.

(a)           Borrower is Solvent before and after taking into account the transactions contemplated by this Agreement and the other Loan Documents.

(b)           No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

5.13         Employee Benefits.  None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

(a)           Neither Borrower nor any ERISA Affiliate has ever taken any of the following actions that would have a material adverse effect on the business or assets of the Borrower taken as a whole:

(i)            Violated or failed to be in compliance with any Borrower’s Benefit Plan.

(ii)           Failed timely to file all reports and filings required by ERISA to be filed by Borrower.

(iii)          Engaged in any nonexempt “prohibited transactions” or “reportable events” (respectively as described in ERISA).

(iv)          Engaged in, or committed, any act such that a tax or penalty reasonably could be imposed upon Borrower on account thereof pursuant to ERISA.

(v)           Accumulated any material cumulative funding deficiency within the meaning of ERISA.

(vi)          Terminated any Benefit Plan such that a lien could be asserted against any assets of Borrower on account thereof pursuant to ERISA.

(vii)         Have any obligation under any Benefit Plan which is a multi-employer plan within the meaning of Section 4001(a) of ERISA for withdrawal liability.

(b)           Neither any Borrower nor any ERISA Affiliate shall ever engage in any action of the type described in Section 5.13(a) to the extent that any of the foregoing would have a material adverse effect on the Borrower taken as a whole.

5.14         Environmental Condition.  Except as set forth on Schedule 5.14, (a) none of Borrower’s properties or assets have ever been used by Borrower or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b)  none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c)  Borrower has not received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrower, and (d)  Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

5.15         Brokerage Fees.  Borrower has not utilized the services of any broker or finder in connection with Borrower’s obtaining financing from Lender under this Agreement and no brokerage commission or finders fee is payable by Borrower in connection herewith.

5.16         Intellectual Property.  Borrower owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted.  Attached hereto as Schedule 5.16 is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Borrower is the owner or is an exclusive licensee.

5.17         Leases.  Borrower enjoys peaceful and undisturbed possession under all leases material to the business of Borrower and to which Borrower is a party or under which Borrower is operating.  All of such leases are valid and subsisting and no material default by Borrower exists under any of them.

5.18         DDAs.  Set forth on Schedule 5.18 are all of the DDAs of Borrower, including, with respect to each depositary (i) the name and address of that depositary, and (ii) the account numbers of the accounts maintained with such depositary.

5.19         Credit Card/Payment Processing.  Set forth on Schedule 5.19 are all of Borrower’s Credit Card/Payment Processors and all arrangements to which Borrower is a party with respect to the payment to Borrower of the proceeds of all credit card charges for sales by Borrower, and including with respect to each such Credit Card Processor (i) the name and address of that processor and (ii) the account number assigned to Borrower by such Processor.

5.20         Indebtedness.  Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of Borrower outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date.  Such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.

5.21         Payment of Taxes.  (a) all tax returns required to be filed by Borrower have been timely filed and (b) all taxes upon Borrower or its properties, assets, income and franchises (including real property taxes and payroll taxes) but not subject of a Permitted Protest have been paid prior to delinquency.

5.22         Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of Borrower in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower in writing to the Lender or Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  On the Closing Date, the Business Plan represents, and as of the date on which any other Business Plan is delivered to Lender, such additional Business Plans represent Borrower’s good faith best estimate of its future performance for the periods covered thereby.

5.23         AML Laws and Regulations.  The Borrower has implemented polices, procedures and controls that are reasonably designed to comply with AML Laws and Regulations.

6.             AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower shall do all of the following:

6.1           Accounting System.  Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Lender.  Borrower also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

6.2           Collateral Reporting.  Provide Lender with the documents set forth on Schedule 6.2 in accordance with the delivery schedule set forth thereon, by electronic transmission in a format to be designated by Lender.

6.3           Financial Statements, Reports, Certificates.  Deliver to Lender:

(a)           as soon as available, but in any event within 30 days (unless otherwise noted ) after the end of each month during each of Borrower’s fiscal years,

(i)            a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Borrower’s operations during such period,

(ii)           on a monthly basis and no later than fifteen (15) days after the end of the applicable month, the Borrower’s stock ledger and accounts payable aging and a stock ledger to general ledger reconciliation of inventory and any related documentation requested by Lender.

(iii)          a certificate signed by the chief financial officer of Borrower to the effect that:

(A)                              the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower,
(B)                                the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and
(C)                                there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance and what action Borrower has taken, are taking, or propose to take with respect thereto), and

(iv)          for each month that is the date on which a financial covenant in Section 7.21 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.21, and

(v)           by 1:00 p.m. on the date of each proposed Borrowing and updated on a weekly basis every Thursday, a Borrowing Base Certificate accompanied by a schedule evidencing Net Excess Availability on a rolling 90-day basis (or such lesser number of days as this Agreement has been in effect), which schedule shall be used to determine Net Excess Availability and such other information and backup as requested by Lender.  Such Borrowing Base Certificate may be sent to Lender by facsimile or electronic mail means but the original thereof must be forwarded to Lender on the date of such transmission.

(b)           as soon as available, but in any event within 90 days after the end of each of Borrower’s fiscal years,

(i)            financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), and

(ii)           a certificate of such accountants addressed to Lender and the Lenders stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 7.21,

(c)           as soon as available, but in any event no later than 30 days prior to the start of each of Borrower’s fiscal years, a proposed revised Business Plan for the forthcoming three (3) years, year by year, and for the two (2) forthcoming fiscal years, month by month, which proposed  revised Business Plan shall be acceptable to Lender and certified by the chief financial officer of Borrower as being such officer’s good faith best estimate of the financial performance of Borrower during the period covered thereby.  Lender may in its Permitted Discretion accept or reject such revised proposed Business Plan in substitution for Exhibit C hereto.  As a result of its review of such proposed revised Business Plan, Lender may, but shall not be under any obligation to amend, modify or expand Reserves and/or any of the covenants set forth in Section 7.21.  In the event that an acceptable proposed revised Business Plan is not timely delivered as required under this section, in addition to, and not in limitation of, Lender’s rights hereunder, then, in Lender’s Permitted Discretion, existing Reserves and covenants may continue to apply and be binding hereunder, or such Reserves and covenants may be amended, modified or expanded.

(d)           if and when filed by Borrower,

(i)            10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii)           any other filings made by Borrower with the SEC,

(iii)          copies of Borrower’s federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and

(iv)          any other information that is provided by Borrower to its shareholders generally,

(e)           if and when filed by Borrower and as requested by Lender, satisfactory evidence of payment of applicable excise taxes in each jurisdiction in which (i)  Borrower conducts business or is required to pay any such excise tax, and (ii) where any Borrower’s failure to pay any such applicable excise tax would result in a Lien on the properties or assets of such Borrower,

(f)            as soon as Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto, and

(g)           upon the request of Lender, any other report reasonably requested relating to the financial condition of Borrower.

In addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on both a consolidated and consolidating basis and Borrower agrees that its independent certified public accountants are authorized to communicate with

Lender and to release to Lender whatever financial information concerning Borrower that Lender reasonably may request.  Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Lender pursuant to or in accordance with this Agreement, and agrees that Lender may contact directly any such accounting firm or service bureau in order to obtain such information.

6.4           AML Laws and Regulations.  Comply with all applicable AML Laws and Regulations.

6.5           Return.  Cause returns and allowances as between Borrower and their Account Debtors, to be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement.  If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Lender) in the appropriate amount to such Account Debtor.  If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Lender consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Lender) in the appropriate amount to such Account Debtor.

6.6           Maintenance of Properties.  Maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

6.7           Taxes.  Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.  Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower has made such payments or deposits.  Borrower shall deliver satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which Borrower is required to pay any such excise tax.

6.8           Insurance.

(a)           At Borrower’s expense, maintain insurance respecting its property and assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses.  Borrower also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation.  All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Lender.  Borrower shall deliver copies of all such policies to Lender with a satisfactory lender’s loss payable endorsement naming Lender as sole loss payee or additional insured, as appropriate.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever.

(b)           Borrower shall give Lender prompt notice of any loss covered by such insurance.  Lender shall have the exclusive right to adjust any losses payable under any such insurance policies in excess of $50,000, without any liability to Borrower whatsoever in respect of such adjustments.  Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Lender to be applied at the option of Lender either to the prepayment of the Obligations or shall be disbursed to Borrower under staged payment terms reasonably satisfactory to Lender for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

(c)           Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Lender is included thereon as named insured with the loss payable to Lender under a lender’s loss payable endorsement or its equivalent.  Borrower immediately shall notify Lender whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Lender.

6.9           Location of Inventory and Equipment.  Keep the Inventory and Equipment only at the locations identified on Schedule 5.5; provided, however, that Borrower may amend Schedule 5.5 so long as such amendment occurs by written notice to Lender not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements, fixture filings or other documents necessary to perfect and continue perfected the Lender’s Liens on such assets and also provides to Lender a Bailee Acknowledgment or Collateral Access Agreement, if and as applicable.

6.10         Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including, without limitation, the Fair Labor Standards Act and the Americans With Disabilities Act, and all laws pertaining to the authenticity of Inventory.

6.11         Leases.  Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.

6.12         Brokerage Commissions.  Pay any and all brokerage commission or finders fees incurred in connection with or as a result of Borrower’s obtaining financing from the Lender under this Agreement.  Borrower agrees and acknowledges that payment of all such brokerage commissions or finders fees shall be the sole responsibility of Borrower, and Borrower agrees to indemnify, defend, and hold the Lender harmless from and against any claim of any broker or finder arising out of Borrower’s obtaining financing from the Lender under this Agreement.

6.13         Existence.  At all times preserve and keep in full force and effect Borrower’s valid existence and good standing and any rights and franchises material to Borrower’s businesses.

6.14         Environmental.  Keep any property either owned or operated by Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests, (c) promptly notify Lender of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide Lender with written notice within 10 days of the receipt of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower, and (iii) notice of a violation, citation, or other administrative order.

6.15         Investment Proceeds, Etc.  The proceeds of any Investment from any source in Borrower or any Subsidiary of Borrower and any other funds received by Borrower other than from ordinary course business operations (including, without limitation, proceeds of loans, issuance of debt, capital contributions, sale of stock, tax refunds, damage awards, or insurance or condemnation proceeds) shall be deposited directly into the Concentration Account to be applied on account of the Obligations in accordance with Section 2.4(b).

6.16         Foreign Assets Control Regulations, Etc.  None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 US §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 I.E., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).  No Borrower nor any of their Affiliates is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

6.17         Disclosure Updates.  Promptly and in no event later than 3 Business Days after obtaining knowledge thereof, (a) notify Lender if any written information, exhibit, or report furnished to the Lender contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

7.             NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower shall not do any of the following:

7.1           Indebtedness.  Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)           Indebtedness evidenced by this Agreement and the other Loan Documents;

(b)           Indebtedness set forth on Schedule 5.20;

(c)           Permitted Purchase Money Indebtedness; and

(d)           refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Lender’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to Borrower, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must be include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness.

7.2           Liens.  Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

7.3           Restrictions on Fundamental Changes.

(a)           Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock or otherwise change Borrower’s type of organization, jurisdiction of organization or other legal or corporate structure, except with the prior written consent of Lender.

(b)           Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c)           Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

7.4           Disposal of Assets.  Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of its of the assets.

7.5           Change of Name or Address.  Change Borrower’s name or organizational identification number or relocate its chief executive office to a new location; provided, however, that Borrower may change its name or chief executive office location upon at least 30 days prior written notice by Borrower to Lender of such change and so long as, at the time of such written notification, Borrower provides (i) any financing statements, fixture filings or other agreements or documents necessary to perfect and continue perfected Lender’s Liens and (ii) in the case of such a relocation, if the new chief executive office location is leased by Borrower, a Collateral Access Agreement with respect thereto.

7.6           Guarantee.  Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Lender.

7.7           Nature of Business.  Make any change in the principal nature of Borrower’s business.

7.8           Prepayments and Amendments.  Except in connection with a refinancing permitted by Section 7.1(d), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b) or (c).

7.9           Change of Control.  Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.10         Consignments.  Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

7.11         Restricted Payments.  Declare, order, pay or make any Restricted Payment or set aside any sum or property therefor or exercise any set-off or similar rights of Borrower, if any, with respect to any indebtedness that is the subject of an intercreditor and subordination agreement.

7.12         Accounting Methods.  Modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s accounting records without said accounting firm or service bureau agreeing to provide Lender information regarding the Collateral or Borrower’s financial condition.

7.13         Investments.  Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Borrower shall not have Permitted

Investments in Cash Equivalents, deposit accounts or Securities Accounts outstanding at any one time unless Borrower, and the applicable securities intermediary, bank or other entity have entered into a Control Agreement or similar arrangements governing such Permitted Investments, as Lender shall determine in its Permitted Discretion, to perfect (and further establish) the Lender’s Liens in such Permitted Investments.

7.14         Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for the Service Contracts on transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms, that are fully disclosed to Lender, and that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliate.

7.15         Location Openings.  Commit to open any location at which Borrower would maintain, offer for sale or store any Personal Property Collateral or intend to offer for sale or store any Personal Property of the Collateral without Lender’s prior written consent.

7.16         Suspension.  Suspend or go out of a substantial portion of its business.

7.17         Compensation.  Increase the annual fee or per-meeting fees paid to the members of its Board of Directors during any year by more than 15% over the prior year; pay or accrue total cash compensation, during any year, to its officers and senior management employees in an aggregate amount in excess of 115% of that paid or accrued in the prior year.

7.18         Use of Proceeds.  Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, (i) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to any existing lender, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

7.19         Inventory and Equipment with Bailees.  The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party unless Lender has granted its prior written consent and Borrower has delivered to Lender a Bailee Acknowledgment with respect to the applicable Inventory and/or Equipment.

7.20         Securities Accounts .  Establish or maintain any Securities Account unless Lender shall have received a Control Agreement in respect of such Securities Account.  Borrower shall not transfer assets out of any Securities Account.

7.21         Financial Covenants.  Fail to maintain, observe or comply any of the covenants set forth on Schedule 7.21.

7.22         Authentic Inventory.  Sell or offer to sell any Inventory or other goods which are not Authentic.

8.             EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1           Payment.  If Borrower fails to pay when due and payable or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations);

8.2           Failure to Perform.  If Borrower fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement or in any of the other Loan Documents;

8.3           Seizure of Assets.  If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

8.4           Insolvency by Borrower.  If (a) in Lender’s reasonable judgment, Borrower becomes insolvent, or (b) an Insolvency Proceeding is commenced by Borrower;

8.5           Insolvency Against Borrower.  If an Insolvency Proceeding is commenced against Borrower, and any of the following events occur:  (a) Borrower consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender (including any successor agent) and each other member of the Lender shall be relieved of any obligation to extend credit or make any other financial accommodation hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower, (e) an order for relief shall have been entered therein;

8.6           Restraint of Business.  If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7           Liens.  If a notice of Lien, levy, or assessment is filed of record with respect to Borrower’s assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon Borrower’s assets and the same is not paid on the payment date thereof;

8.8           Judgments.  If a judgment or other claim becomes a Lien or encumbrance upon any material portion of Borrower’s properties or assets;

8.9           Default of Material Agreement.  If there is a default in any material agreement to which Borrower is a party and such default (a) occurs at the final maturity of the obligations thereunder or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of Borrower’s obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein;

8.10         Loss of Business.  Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at any facility of Borrower generating more than 10% of Borrowers consolidated revenues for Borrowers fiscal year preceding such event and such cessation or curtailment continues for more than 20 days.

8.11         Payment of Subdebt.  If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.12         Misrepresentation.  If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to the Lender by Borrower, or any officer, employee, agent, or director of Borrower;

8.13         Rescission Offer. If the Borrower is required by any Governmental Authority to make or otherwise makes or is required to make any rescission offer payment or any other Restricted Payment (other than a Permitted Rescission Offer Payment) or is subject to any material penalty for failure to make such rescission offer payment or other Restricted Payment;

8.14         Failure of Lien.  If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby;

8.15         Nullification of Loan Documents.  Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower, or a proceeding shall be commenced by Borrower, or by any Governmental Authority having jurisdiction over Borrower, seeking to establish the invalidity or unenforceability thereof, or  Borrower shall deny that Borrower has any liability or obligation purported to be created under any Loan Document.

8.16         Material Adverse Change.  If there shall occur a Material Adverse Change.

9.             THE LENDER’S RIGHTS AND REMEDIES.

9.1           Rights and Remedies.  Upon the occurrence, and during the continuation, of an Event of Default, the Lender (at its election but without notice of its election and without demand) may do any one or more of the following, all of which are hereby authorized and consented to by Borrower:

(a)           Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable provided, however, in the event of the occurrence of an Event of Default pursuant to Sections 8.4 or 8.5, all of the obligations shall be immediately due and payable;

(b)           Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender;

(c)           Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender, but without affecting any of the Lender’s Liens in the Collateral and without affecting the Obligations;

(d)           Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit the Loan Account with only the net amounts received by Lender in payment of such disputed Accounts after deducting all Lender Expenses incurred or expended in connection therewith;

(e)           Cause Borrower to hold all returned Inventory in trust for the Lender, segregate all returned Inventory from all other assets of Borrower or in Borrowers possession and conspicuously label said returned Inventory as the property of the Lender;

(f)            Without notice to or demand upon Borrower, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interests in the Collateral.  Borrower agrees to assemble the Personal Property Collateral if Lender so requires, and to make the Personal Property Collateral available to Lender at a place that Lender may designate which is reasonably convenient to both parties.  Borrower authorizes Lender to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Lender’s determination appears to conflict with the Lender’s Liens and to pay all expenses incurred in connection therewith and to charge Borrowers Loan Account therefor.  With respect Borrower’s owned or leased premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(g)           Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender;

(h)           Hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

(i)            Notify any securities intermediary to liquidate the applicable Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Concentration Account;

(j)            Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral.

Borrower hereby grants to Lender a license or other right to use, without charge, such Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and Borrowers rights under all licenses and all franchise agreements shall inure to the Lender’s benefit;

(k)           Sell, or cause to be sold, the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers premises) as Lender determines is commercially reasonable, including, conduct one or more going out of business sales, in the Lender’s own right or by one or more agents and contractors which may be conducted upon any premises owned, leased, or occupied by Borrower.  To the extent permitted by law, Lender and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of Lender or such agent or contractor); and any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Lender or such agent or contractor and neither Borrower nor any Person claiming under or in right of Borrower shall have any interest therein..  It is not necessary that the Collateral be present at any such sale;

(l)            Lender shall give notice of the disposition of the Collateral as follows:

(i)            Lender shall give Borrower  a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made and Borrower agrees that such written notice shall satisfy all requirements for notice to Borrower which are imposed under the UCC or other applicable law with respect to the exercise of the Lender’s rights and remedies upon default. Lender may purchase the Collateral, or any portion of it at any sale held under this Article.

(ii)           The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(m)          Lender may credit bid and purchase at any public sale;

(n)           Lender may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(o)           Lender shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents; and

(p)           Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by Borrower.  Any excess will be returned, without interest and subject to the rights of third Persons, by Lender to Borrower.

9.2           Remedies Cumulative.  The rights and remedies of the Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender of one right or remedy shall be deemed an election, and no waiver by the Lender of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender shall constitute a waiver, election, or acquiescence by it.

10.          TAXES AND EXPENSES.

If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Lender, in its sole discretion and without prior notice to Borrower, may do any or all of the following:  (a) make payment of the same or any part thereof, (b) set up such reserves in Borrowers Loan Account as Lender deems necessary to protect the Lender from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Lender deems prudent.  Any such amounts paid by Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by the Lender to make similar payments in the future or a waiver by the Lender of any Event of Default under this Agreement.  Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.          WAIVERS; INDEMNIFICATION.

11.1         Demand; Protest; Special Damages; etc.  Borrower waives (a) demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender on which Borrower may in any way be liable; and (b) any claim to consequential, special or punitive damages.

11.2         The Lender’s Liability for Collateral.  Borrower hereby agrees that:  (a) so long as the Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

11.3         Indemnification.  Borrower shall pay, indemnify, defend, and hold the Lender-Related Persons, each Participant, and each of their respective officers, directors, employees,

agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  This provision shall survive the termination of this Agreement and any repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.          NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrower or Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Lender, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or to Lender, as the case may be, at its address set forth below:

If to Borrower:	Bidz.com, Inc. 3562 Eastham Drive Culver City, CA 90232 Attention: Lawrence Kong, Chief Financial Officer Fax No.: (310) 280-7382 Email: lawrence@bidz.com

With copies to:	Petillon and Hiraide Del Amo Financial Center Suite 1260 21515 Hawthorne Boulevard Torrance, CA 90505 Attention: Mark T. Hirade, Esq. Fax No.: (310) 543-0500 Email: mhiraide@corplawp-h.com
If to Lender

LaSalle Retail Finance

25 Braintree Hill Office Park

Suite 205

Braintree, MA  02169

Attention: Robert A. Barnhard, Senior Vice President and Group Head

Fax No.: (781) 353-6101

Email: robert.barnhard@abnamro.com

and

LaSalle Retail Finance 11921 Freedom Drive, Suite 550 Reston, VA 20190 Attention: Barbara Anderson, Senior Vice President Fax No.: (703) 925-5909 Email: barbara.anderson@abnamro.com
With copies to:	Goulston & Storrs, P.C. 400 Atlantic Avenue Boston, MA 02110 Attention: Mary Ellen Welch Rogers, Esq. Fax No.: (617) 574-4112 Email: mrogers@goulstonstorrs.com

Lender and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 12, other than notices by Lender in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail.  Borrower acknowledges and agrees that notices sent by the Lender in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.          CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)           THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

(b)           THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SUFFOLK, COMMONWEALTH OF MASSACHUSETTS, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  BORROWER WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c)           BORROWER HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  BORROWER REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND  KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.          ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1         Assignments and Participations.

(a)           Lender may assign and delegate to one or more assignees (each an “Assignee”) all, or any ratable part of all, of the Obligations and the other rights and obligations of Lender hereunder and under the other Loan Documents, provided, however, that Borrower may continue to deal solely and directly with Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower, and (ii)  Lender and its Assignee have delivered to Borrower an executed Assignment and Acceptance.

(b)           From and after the date that Lender notifies Borrower that it has received an executed assignment (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of the Lender under the Loan Documents, and (ii) the assignor Lender shall relinquish its rights (except with respect to Section 11.3 hereof) and be released from its obligations under this Agreement and Lender shall cease to be a party hereto and thereto), and such assignment shall affect a novation between Borrower and the Assignee.

(c)           Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a “Participant”) participating interests in its Obligations hereunder and under the other Loan Documents; provided, however, that (i) the Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of the Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible for the performance of such obligations, and (iii) Borrower shall continue to deal solely and directly with the original Lender in connection with the Lender’s rights and obligations under this Agreement and the other Loan Documents.

(d)           In connection with any such assignment or participation or proposed assignment or participation, Lender may disclose all documents and information which it now or hereafter may have relating to Borrower or Borrowers business.

(e)           Any other provision in this Agreement notwithstanding, Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

14.2         Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lender shall release Borrower from its obligation to fully pay and perform the Obligations.   Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

15.          AMENDMENTS; WAIVERS.

15.1         Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by

Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Lender and Borrower  and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given

15.2         No Waivers; Cumulative Remedies.  No failure of Lender to exercise any right, remedy, or option under this Agreement or, any other Loan Document, or delay Lender in exercising the same, will operate as a waiver thereof.  No waiver will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Lender on any occasion shall affect or diminish Lender’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement.  Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

16.          GENERAL PROVISIONS.

16.1         Effectiveness.  This Agreement shall be binding and deemed effective when executed by Borrower and Lender whose signature is provided for on the signature pages hereof.

16.2         Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

16.3         Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

16.4         Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

16.5         Amendments in Writing.  This Agreement can only be amended by a writing in accordance with Section 15.1.

16.6         Counterparts; Telefacsimile Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or by electronic mail in “pdf” or similar format shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or by electronic mail in “pdf” or similar format also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis, except as otherwise specifically provided therein or therefor.

16.7         Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by Borrower or the transfer to the Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender related thereto, the liability of Borrower and Lender’s liens automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

16.8         USA Patriot Act.  Lender pursuant to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”), hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrower and other information that will allow Lender to identify such person in accordance with the Act  and any other applicable law.  Borrower is hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.

16.9         Pledges To Federal Reserve Banks.  Nothing included in this Agreement shall prevent or limit Lender, to the extent that Lender is subject to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act (12 U.S.C.  §341) from pledging all or any portion of Lender’s interest and rights under this Agreement, provided, however, neither such pledge nor the enforcement thereof shall release the Lender from any of its obligations hereunder or under any of the Loan Documents.

16.10       Confidentiality.  This Agreement and the terms hereof are confidential, and neither the contents of this Agreement or the details of this Agreement may be shown or disclosed by Borrower to any bank, finance company or other lender without the prior written consent of Lender.

16.11       Right to Publish Notice.  Lender may, at its discretion and expense, publicize or otherwise advertise by so-called “tombstone” advertising or otherwise Lender’s and Lender’s financing transaction with Borrower.

16.12       Credit Inquiries.  Borrower hereby authorizes Lender to (provided, however, Lender shall incur no liability for the failure to) respond to credit inquiries concerning Borrower in accordance with Lender’s normal and customary practices.  Borrower hereby indemnifies and holds Lender harmless for any action taken by Lender in reliance upon the foregoing authorization.

16.13       Joint Preparation.  This Agreement has been prepared through the joint efforts of all the parties. Neither its provisions nor any alleged ambiguity shall be interpreted or resolved against any party on the ground that such party’s counsel was the draftsman of this Agreement.  Each of the parties declares that such party has carefully read this Agreement and the agreements, documents and instruments being entered into in connection herewith and that such party knows the contents thereof and signs the same freely and voluntarily.  The parties hereto acknowledge that they have been represented in negotiations for and preparation of this Agreement and the agreements, documents and instrument being entered into in connection herewith by legal counsel of their own choosing, and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect.

16.14       Right Of Set-Off.  Any and all deposits or other sums at any time credited by or due to Borrower from Lender or any Participant or from any Affiliate of any of the foregoing, and any cash, securities, instruments or other property of Borrower in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Obligations and for any and all obligations of Borrower to Lender or any Participant or such Affiliate and may be applied or set off against the Obligations and against such Obligations at any time, whether or not such are then due and whether or not other collateral is then available to Lender.

16.15       Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BIDZ.COM, INC. a California corporation
By:	/s/ Lawrence Y. Kong
Lawrence Y. Kong
CFO and Treasurer

BIDZ.COM, INC. a Delaware corporation
By:	/s/ Lawrence Y. Kong
Lawrence Y. Kong
CFO and Treasurer

Signature Page to Loan and Security Agreement
by and between Bidz.com, Inc. and LaSalle Retail Finance

Signature of Lender to Loan and Security Agreement

LASALLE RETAIL FINANCE,
A DIVISION OF LASALLE BUSINESS CREDIT, LLC, AS AGENT FOR LASALLE MIDWEST BANK NATIONAL ASSOCIATION
By:	/s/ Barbara Anderson
Barbara Anderson
Senior Vice President

Signature Page to Loan and Security Agreement
by and between Bidz.com, Inc. and LaSalle Retail Finance